Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)     Registration Statements (Form S-8 Nos. 333-43531 and 333-129898) pertaining to the 1997 Stock Option Plan of Community West Bancshares,

(2)     Registration Statement (Form S-8 No. 333-136099) pertaining to the 2006 Stock Option Plan of Community West Bancshares, and

(3)     Registration Statement (Form S-8 No. 333-201281) pertaining to the 2014 Stock Option Plan of Community West Bancshares,

of our report dated March 6, 2015, with respect to the consolidated income statement, and statements of comprehensive income, stockholders’ equity, and cash flows of Community West Bancshares for the year ended December 31, 2014, included in this Annual Report (Form 10-K) of Community West Bancshares for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Los Angeles, California
March 3, 2017